                                  EXHIBIT 99.5

   Curaflex Health Services, Inc. Director's Non-Qualified Stock Option Plan.

                                  EXHIBIT 99.5

                         CURAFLEX HEALTH SERVICES, INC.

                   DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN


   1.  Establishment, Purpose and Definitions.

     a. There is hereby adopted the Directors' Non-Qualified Stock Option Plan (the "Plan") of Curaflex Health Services, Inc. (the "Company"). The Plan is intended to provide a means whereby eligible directors of the Company, as described in subparagraph 3(b) hereof ("Participants"), may be given an opportunity to purchase shares of Stock, (as defined in subparagraph 3(a) hereof) of the Company (the "Stock") pursuant to options which are not intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code as amended from time to time.

     b. The purpose of the Plan is to provide incentives to Participants for increased efforts and successful achievements on behalf of or in the interests of the Company while serving on the Company's Board of Directors (the "Board") and to maximize the rewards due them for such increased efforts and successful achievements.

     c. The term "affiliates" as used in the Plan means parent or subsidiary corporations, as defined in Section 425(e) and (f) of the Internal Revenue Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the Plan.

   2.  Administration of the Plan.

   The Plan shall be administered by the Board.

   3.  Stock Subject to the Plan.

     a. Stock shall mean Common Stock, $0.001 par value, of the Company or such stock as the Common Stock may be changed as contemplated by paragraph 11 hereof. The maximum number of shares of Stock which may be granted under the Plan should be 500,000 shares, as adjusted pursuant to paragraph 11 hereof.

     b. An option to purchase 10,000 shares of Stock shall be granted ("Initial Grant") to each director who is not an officer of the Company ("Non-Employee Director"), such Initial Grant to be made (i) to the then existing Non-Employee Directors upon the closing of the Company's initial public offering of its Stock in an underwriting pursuant to a registration statement filed under the Securities Act of





BPHPA1\MMR\0072926.WP
08/12/94

1933 ("IPO") and (ii) to other Non-Employee Directors elected or appointed to the Board after the IPO upon the date each first becomes a Non- Employee Director of the Company. Thereafter, immediately following each annual meeting of the Company's stockholders, each Non-Employee Director who continues as a Non-Employee Director following such annual meeting shall be granted an option to purchase 5,000 shares of Stock ("Subsequent Grant"); provided that no Subsequent Grant shall be made to any Non-Employee Director who has not served as a director of the Company, as of the time of such annual meeting, for at least one year. Each such Subsequent Grant shall be made on the date of the annual stockholders' meeting in question. If any option ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan.

   4.  Eligibility.

   All Non-Employee Directors shall be eligible to receive grants of Stock options as provided in subparagraph 3(b) hereof.

   5.  Exercise Price for Options Granted under the Plan.

   The exercise price per share of Stock covered by each option shall be the per-share fair market value of the Stock on the date the option is granted; provided that the exercise price per share of Stock covered by options constituting Initial Grants under subparagraph 3(b)(i) above shall be the per-share price to the public in the IPO. The exercise price of an option granted under the Plan shall be subject to adjustment to the extent provided in paragraph 11 hereof.

   6.  Terms and Conditions of Options.

     a. Each option granted pursuant to the Plan shall be evidenced by a written stock option agreement executed by the Company and the person to whom such option is granted.

     b. The stock option agreement or agreement covering Stock issued under the Plan may contain such other terms, provisions and conditions as may be determined by the Board and not inconsistent with the Plan. Each option granted under the Plan shall vest and become exercisable as to 1/12 of the shares covered thereby on a monthly basis such that the option will be fully exercisable twelve (12) months after its date of grant.

   7.  Use of Proceeds.

   Cash proceeds realized from the sale of Stock pursuant to Stock issued under the Plan shall constitute general funds of the Company.





BPHPA1\MMR\0072926.WP
08/12/94                                                               2.

   8.  Assignability of Options.

   Each option to purchase Stock granted pursuant to the Plan shall, during the Participant's lifetime, be exercisable only by the Participant, and the option shall not be transferable by the Participant by operation of law or otherwise other than by will or the laws of descent and distribution.

   9.  Payment Upon Exercise.

   Payment of the exercise price upon exercise of any option to purchase Stock granted under the Plan shall be made in whole or in part with (i) cash, (ii) Stock held by the Participant, (iii) notes, or (iv) or such other valuable consideration as the Board, in its discretion, determines and is consistent with the Plan's purpose and applicable law. Any Stock used to exercise options to purchase Stock shall be valued at its fair market value on the date of the exercise of the option. Any notes used to exercise options shall be full recourse, interest- bearing obligations containing such terms as the Board shall determine.

   10.   Withholding Taxes.

     a. Shares of Stock issued hereunder shall be delivered to a Participant only upon payment by such person to the Company of the amount of any withholding tax which may be imposed thereon under the provisions of the Internal Revenue Code as then in effect or any law of any other taxing jurisdiction requiring such withholding tax.

     b. The Board may, under such terms and conditions as it deems appropriate, authorize a Participant to satisfy withholding tax obligations under this paragraph 10 by electing to have the Company withhold from the Stock to be issued to the Participant shares of Stock having a fair market value equal of the amount of the withholding tax required to be withheld.

   11.   Adjustment Upon Changes in Capitalization.

     a. Changes in Capitalization. If the number of shares of Stock of the Company as a whole are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kind of shares of Stock subject to the Plan, and in the number, kind and per share exercise price of Stock subject to unexercised options or portions thereof granted prior to any such change. Any such adjustment in an outstanding option, however, shall be made without a change in the total price applicable to the unexercised portion of the option





BPHPA1\MMR\0072926.WP
08/12/94                                                               3.

but with a corresponding adjustment in the price for each share of Stock covered by the option.

     b. Acquisition. Upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of all or substantially all of the property of the Company to another corporation, provision shall be made in connection with such transaction for the assumption of the Plan and the options theretofore granted hereunder by the successor corporation. Provision may, alternatively, be made for the substitution for such options of new options of the successor corporation (or a parent or subsidiary thereof). In any such case, appropriate adjustment as to the number and kind of shares and the per share exercise price shall be made. No fractional shares of stock shall be issued under the Plan on account of any adjustment specified above.

     c. Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, the Plan and the options issued hereunder shall terminate.

   12.   Approval, Amendment and Termination of the Plan.

     a. Approval. The Plan shall be adopted by the Board, and shall be presented to the stockholders of the Company for their approval by vote at a meeting of such stockholders duly held or by written consent in accordance with Delaware law, such approval to be given within twelve (12) months before or after the date of adoption hereof.

     b. Amendment. The Board, without further approval of the stockholders, may amend the Plan at any time and from time to time in such respects as the Board may deem advisable, subject to any stockholder or regulatory approval required by law, and to any conditions established by the terms of such amendment; provided that in no event shall the Plan be amended more than once every six (6) months other than to comport with changes in the Internal Revenue Code, The Employee Retirement Income Security Act, or the rules thereunder, or Rules promulgated by the Securities and Exchange Commission.

     c. Termination and Suspension. The Board, without further approval of the stockholders, may at any time terminate or suspend the Plan. Any such termination or suspension of the Plan shall not affect options already granted hereunder and such options shall remain in full force and effect as if the Plan had not been terminated or suspended. No option may be granted hereunder while the Plan is suspended or after it is terminated.

     Rights and obligations under any option granted hereunder while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted. An option





BPHPA1\MMR\0072926.WP
08/12/94                                                               4.

hereunder may be terminated by agreement between the Participant and the Company and, in lieu of the terminated option, a new option may be granted with an exercise price which may be higher or lower than the exercise price of the terminated option.

   13.   Conditions Upon Issuance of Stock.

   Stock shall not be issued with respect to any option granted under the Plan unless the exercise of such option and the issuance and delivery of such Stock pursuant thereto shall comply with all relevant provisions of law, and the requirements of any stock exchange upon which the Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain authority from any regulatory body having jurisdictional authority deemed by its counsel to be necessary to the lawful issuance and sale of any Stock hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Stock as to which such requisite authority shall not have been obtained.

   14.   Reservation of Shares.

   The Company, during the term of the Plan, will at all times reserve and keep available a number of shares of Stock as shall be sufficient to satisfy the requirements of the Plan.





BPHPA1\MMR\0072926.WP
08/12/94                                                               5.